Rule 424(b)(3)
File No. 33-41418
Offering Circular Supplement dated February 28, 2006
to Offering Circular dated July 15, 1991
     Reference is made to the second paragraph under the caption “Experts” on page 8 of the Offering Circular. Such paragraph is hereby revised to read as follows:
     The statements and opinions as to reserves under “Item 8. Financial Statements and Supplementary Data” included in the Company’s Annual report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference have been so incorporated in reliance upon the authority of Mr. John F. Elliott, Operations Technical Subsurface Engineering Manager of a wholly-owned subsidiary of the Company, as expert.